EXHIBIT 99.1

Align Technology and Straumann Group Settle Global ClearCorrect Patent Disputes and Sign Non-Binding Letter of Intent for Straumann to Distribute iTero Scanners

  Straumann agrees to immediate payment of $35 million settlement to Align
  Align and Straumann to dismiss existing patent disputes in US and UK
  Neodent to withdraw Brazil invalidity action against Align
  Align and Straumann sign non-binding letter of intent for 5-year global distribution agreement for sale of 5,000 iTero Element scanners and development agreement for integration into the Straumann CARES®/DWOS®workflow

SAN JOSE, Calif., March 28, 2019 (GLOBE NEWSWIRE) -- Align Technology, Inc. (NASDAQ: ALGN) and Straumann Group (SIX: STMN) announced today that they have reached an agreement to settle all currently outstanding patent disputes in the U.S., the U.K. and Brazil, including those involving ClearCorrect, a subsidiary of Straumann Group. Under the terms of the settlement, Straumann will pay Align $35 million.

Align and Straumann also signed a non-binding letter of intent for a 5-year global development and distribution agreement whereby Straumann would distribute 5,000 iTero Element scanners which would be fully integrated into the Straumann/Dental Wings CARES®/DWOS® workflow. This device would offer users access to the Straumann CARES digital workflow, Straumann’s CoDiagnostix guided implant surgery and ClearCorrect, in addition to the Invisalign workflow. Additionally, the parties are considering exploring the possibility of offering existing iTero users access to Straumann’s prosthetic and surgical planning workflows.

If for any reason the companies choose not to enter into the development and distribution agreement within 90 days of the Settlement Agreement’s effective date, Straumann will pay Align an additional $16 million in lieu of the development and distribution agreement. Other terms of the settlement agreement are confidential.

“This agreement brings an end to a series of patent disputes and allows both Align and Straumann to avoid the expense, uncertainty and distraction of continued litigation,” said Roger George, Align Technology senior vice president and general counsel. “We can now turn our attention to the potential of an exciting new channel for iTero scanners and a digital integration partner in Straumann, recognized as a world leader in digital dentistry.”

About Align Technology, Inc.
Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align's products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com.

About Straumann
The Straumann Group (SIX: STMN) is a global leader in tooth replacement and orthodontic solutions that restore smiles and confidence. It unites global and international brands that stand for excellence, innovation and quality in replacement, corrective and digital dentistry, including Straumann, Neodent, Anthogyr, Medentika, ClearCorrect, Dental Wings, and other fully/partly owned companies and partners. In collaboration with leading clinics, institutes and universities, the Group researches, develops, manufactures and supplies dental implants, instruments, CADCAM prosthetics, biomaterials and digital solutions for use in tooth replacement and restoration or to prevent tooth loss.

Headquartered in Basel, Switzerland, the Straumann Group currently employs more than 6000 people worldwide and its products, solutions and services are available in more than 100 countries through a broad network of distribution subsidiaries and partners.

Align Technology	Ethos Communication
Madelyn Homick	Shannon Mangum Henderson
(408) 470-1180	(678) 417-1767
mhomick@aligntech.com	align@ethoscommunication.com